EXHIBIT 10.1

Execution Version

CREDIT AGREEMENT

by and among

ENGLOBAL CORPORATION,

as Borrower,

and

ALLIANCE 2000, LTD.,

as Lender

Dated as of June 15, 2023

-i-

ARTICLE VI EVENTS OF DEFAULT		8

SECTION6.1.	EVENTS OF DEFAULT	8
SECTION6.2.	REMEDIES	9

ARTICLE VII MISCELLANEOUS		10

SECTION7.1.	CERTAIN DEFINITIONS	10
SECTION7.2.	NO WAIVER	13
SECTION7.3.	NOTICES	13
SECTION7.4.	COSTS, EXPENSES AND ATTORNEYS’ FEES	13
SECTION7.5.	TAXES	13
SECTION7.6.	GENERAL	14
SECTION7.7.	INDEMNITY	14
SECTION7.8.	GOVERNING LAW	14
SECTION7.9.	CONSEQUENTIAL DAMAGES	14
SECTION7.10.	SAVINGS CLAUSE	14
SECTION7.11.	CONFIDENTIALITY	15
SECTION7.12.	PATRIOT ACT NOTICE	15
SECTION7.13.	JURISDICTION	15
SECTION 7.14.	WAIVER OF JURY TRIAL	15

-ii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of June 15, 2023 (the “Closing Date”), by and between ENGLOBAL CORPORATION, a Nevada corporation (“Borrower”), and ALLIANCE 2000, LTD., a Texas limited partnership (“Lender”). Certain capitalized terms used in this Agreement are defined in Section 7.1. The parties agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. TERM LOANS.

(a) Term Loan A. Subject to the terms and conditions of this Agreement, Lender agrees to make a term loan to Borrower on the Closing Date in an amount equal to $1,000,000 in a single loan which, when paid or prepaid, may not be re-borrowed (the “Term Loan A”).

(b) Term Loan B. Subject to the terms and conditions of this Agreement, Borrower may request that Lender make an additional term loan after the Closing Date to Borrower in an amount not to exceed $250,000 in a single loan which, when paid or prepaid, may not be re-borrowed (the “Term Loan B” and together with Term Loan A, the “Term Loans”) by submitting a loan request in writing to Lender prior to the Termination Date. Such loan request must be received by Lender no later than 10:00 a.m. at least three (3) Business Days prior to the proposed funding date. Lender’s obligation to make Term Loan B is at Lender’s sole discretion.

(c) Payments. The aggregate, unpaid principal amount of the Term Loans will be due and payable on the Termination Date. Each payment made under the Term Loans shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

(d) Voluntary Prepayments. Borrower may voluntarily prepay all or any part of the outstanding principal amount under the Term Loans at any time without premium or penalty. All accrued and unpaid interest on the portion of the outstanding principal being prepaid must also be paid in full on the prepayment date.

(e) Mandatory Prepayments.

(1) Not later than three Business Days after the date such amounts are received by, or for the account of, Borrower or any of its Subsidiaries, 50% of the Net Proceeds received from any of the following shall be paid to Lender in cash: (i) the sale of the Borrower’s construction and field service business; (ii) receipt of the Borrower’s Employee Tax Retention Credit; and (iii) receipt of Borrower’s pending government services excess inventory settlement.

(2) In the event after the Closing Date, Borrower shall (i) issue any equity interests or (ii) incur any additional indebtedness other than Permitted Indebtedness in which the aggregate capital amount raised pursuant to (i) and/or (ii) is greater than $2,000,000, then by not later than three Business Days after the date such amounts are received by, or for the account of, Borrower, 100% Net Proceeds received shall be paid to Lender.

-1-

(3) All prepayments under this Section shall be applied to prepay all or a portion of the outstanding balance first, of Term Loan A until prepaid in full, and second, to Term Loan B until prepaid in full, and shall be without premium or penalty. All accrued and unpaid interest on the full outstanding principal or the portion thereof the, as applicable, being prepaid must also be paid in full on the prepayment date.

(4) Notwithstanding anything to the contrary herein, Lender may, at its option, reject all or any portion of any mandatory prepayment of the Term Loans required to be made pursuant to Sections 1.1(e)(1) and (2) above, by notifying Borrower at least one Business Day prior to the date Borrower makes such prepayment to Lender.

SECTION 1.2. INTEREST.

(a) Interest. The outstanding principal balance of the Term Loans shall bear interest (computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) at a per annum rate equal to 8.5%.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default (a “Default Period”) and at any time following the Termination Date, at the sole discretion of Lender, (i) the outstanding principal balance of the Term Loans will bear interest at a per annum rate equal to 4.0% above the per annum rate otherwise applicable under Section 1.2(a) (such rate, the “Default Rate”). Lender may assess the Default Rate commencing as of the date of the occurrence of an Event of Default or as of any date after the occurrence of an Event of Default regardless of the date of reporting or declaration of such Event of Default.

(c) Payment of Interest. Interest will be due and payable quarterly in arrears by Borrower on the last Business Day of each fiscal quarter, with any remaining accrued but unpaid interest payable on the Termination Date.

(d) Payment of Fees. Borrower will pay to Lender a non-refundable origination fee equal to (i) 0.50% multiplied by the aggregate principal amount borrowed under the Term Loan A which will be fully earned on the date of this Agreement and payable on the Termination Date, and (ii) 0.50% multiplied by the aggregate principal amount borrowed under the Term Loan B (if any) which will be fully earned on the funding date of Term Loan B and payable on the Termination Date.

SECTION 1.3. TERM AND TERMINATION.

(a) Termination Date. Lender’s obligations under this Agreement will continue for a term ending on the earliest of the following (the “Termination Date”): (i) June 15, 2024 (the “Maturity Date”), or (ii) the date the Lender’s obligation to extend further credit under this Agreement terminates following an Event of Default. On the Termination Date, all obligations of Lender to extend credit under this Agreement will automatically terminate and all of the Obligations will immediately become due and payable without notice or demand, and Borrower will immediately repay all of the Obligations in full. No termination of the obligations of Lender will relieve or discharge Borrower of its duties, obligations, or covenants under this Agreement or under any other Loan Document.

-2-

(b) Termination of Liens. Provided that there are no suits, actions, proceedings or claims pending or threatened against any Person who Borrower has agreed to indemnify under this Agreement, Lender will, at Borrower’s expense, release or terminate any filings or other agreements that perfect the Lender’s Liens in the Collateral upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations and completed performance by Borrower with respect to its other obligations under this Agreement and the other Loan Documents, (ii) a general release of all claims against Lender by Borrower relating to the Term Loans and Lender’s performance and obligations under the Loan Documents, and (iii) an agreement by Borrower, each Guarantor, and any new lender to Borrower to indemnify Lender for any payments received by that are applied to the Obligations as a final payoff that may later be returned or otherwise not paid for any reason.

SECTION 1.4. SECURITY AGREEMENT. To secure the Obligations, Borrower, Guarantors, and Lender are entering into one or more Security Agreements, pursuant to which Borrower is granting Lender, for the benefit of Lender, a security interest in all of Borrower and Guarantors’ now-owned and hereafter acquired property and assets of every kind (as amended from time to time, collectively, the “Security Agreement”). By not later than August 31, 2023, Borrower will use its commercially reasonable efforts to cause Origin Bank, its primary depositary bank, to enter into a deposit account control agreement in favor of Lender, as secured party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lender, which representations and warranties will survive the execution of this Agreement and will continue in full force and effect until the full and final payment, and satisfaction and discharge of all Obligations:

SECTION 2.1. LEGAL STATUS. Borrower is duly organized, validly existing and in good standing under the laws of the State of its organization and is qualified or licensed to do business and is in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to cause a Material Adverse Change. Borrower and its Subsidiaries possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.2. AUTHORIZATION AND VALIDITY. The Loan Documents have been duly authorized and constitute legal, valid and binding agreements and obligations of Borrower, the Guarantors or the party which executes the same, enforceable in accordance with their respective terms. The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the Borrower’s or such Guarantor’s organizational documents or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or such Guarantor is a party or by which Borrower or such Guarantor or its respective assets may be bound.

SECTION 2.3. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which involve more than $250,000 or which could reasonably be expected to cause a Material Adverse Change.

SECTION 2.4. FINANCIAL STATEMENTS. The annual financial statements of Borrower and its Subsidiaries dated for Borrower’s most recent fiscal year ended, and all interim financial statements delivered to Lender since such date and prior to the date of this Agreement (a) are complete and correct and present fairly the financial condition of Borrower and its Subsidiaries on a consolidated basis, (b) disclose all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no Material Adverse Change. Neither Borrower nor any of its Subsidiaries has mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender and except for Permitted Liens. Documents and financial statements filed with the SEC pursuant to its EDGAR system shall be deemed to have been delivered to the Lender pursuant to this Section 2.4.

-3-

SECTION 2.5. TAXES. Borrower and each Subsidiary has timely filed all tax returns and reports of Borrower and each Subsidiary required to be filed by it, and paid when due all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower, each Subsidiary and its respective assets, income, businesses and franchises that are due and payable. Borrower does not know of any unpaid tax or assessment or proposed tax or assessment against Borrower or any of its Subsidiaries except taxes owing for current or future periods that are not yet due and payable.

SECTION 2.6. ERISA. Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or such Subsidiary (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.7. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation. No Subsidiary of Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation

SECTION 2.8. ENVIRONMENTAL MATTERS. Borrower and its Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect any of Borrower’s or its Subsidiaries’ operations and/or properties. None of the operations of Borrower or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any of its Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.9. COMPLIANCE WITH LAWS, ETC.Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Neither Borrower nor any Subsidiary is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower and each Subsidiary has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change or subject Borrower to costs or liability in excess of $250,000. No Subsidiary of Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change or subject such Subsidiary to costs or liability in excess of $250,000

SECTION 2.10. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing under this Agreement.

-4-

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Lender to make Term Loan A under this Agreement is subject to the fulfillment to Lender’s satisfaction of each of the following conditions:

(a) all Loan Documents, including the Guaranty Agreement executed by each Guarantor and all other documents relating to this Agreement will have been fully executed and delivered;

(b) Uniform Commercial Code and other searches and all Uniform Commercial Code and other filings deemed necessary by Lender will have been completed and will have confirmed Lender’s first-priority Liens in the Collateral and the results thereof will be otherwise satisfactory to Lender;

(c) a letter, acceptable to Lender, from Pacific Western Bank dba Pacific Western Business Finance (“Existing Lender”) to Lender confirming the amount necessary to repay in full all of the obligations of the Borrower and its Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrower and its Subsidiaries; and

(d) all other conditions required by Lender shall have been fulfilled to Lender’s satisfaction and all other deliverables required by Lender shall have been delivered to Lender’s satisfaction

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Lender in its sole discretion to make Term Loan B as requested by Borrower at any time will be subject to the fulfillment to Lender’s satisfaction of each of the following conditions:

(a) The representations and warranties of Borrower contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such extension of credit as though made on and as of such date; and

(b) No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making of such extension of credit.

Any request for an extension of credit will be deemed to be a representation by Borrower that the statements set forth in this Section 3.2 are correct as of the time of such request.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Lender remains committed to extend any other credit to Borrower or any Obligations remain outstanding, Borrower will and Borrower will cause each of its Subsidiaries to:

SECTION 4.1. FINANCIAL STATEMENTS. Provide to Lender the financial information set forth on Schedule A, in form and detail satisfactory to Lender, within the time periods set forth in Schedule A. Documents filed with the SEC pursuant to its EDGAR system shall be deemed to have been delivered to the Lender pursuant to this Section 4.1.

SECTION 4.2. ACCOUNTING RECORDS; INSPECTIONS. Maintain a system of accounting that enables Borrower and its Subsidiaries, on a consolidated basis, to produce financial statements in accordance with GAAP. Borrower will permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the Collateral and the other assets and properties of Borrower and its Subsidiaries and to do inspections, exams and appraisals of the Collateral and any other assets of Borrower or any of its Subsidiaries.

-5-

SECTION 4.3. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents under which Borrower and its Subsidiaries are organized and/or which govern Borrower and its Subsidiaries’ continued existence, and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, its Subsidiaries and/or their business, the failure to maintain or comply with which could reasonably be expected to cause a Material Adverse Change.

SECTION 4.4. MAINTENANCE OF PROPERTIES. Keep all properties useful or necessary to Borrower’s and each Subsidiary’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements so that such properties will be fully and efficiently preserved and maintained.

SECTION 4.5. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments.

SECTION 4.6. NOTICE TO LENDER. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change; (e) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000; (f) any litigation pending or threatened against Borrower or any Subsidiary which could reasonably be expected to cause a Material Adverse Change or which involves more than $250,000.

SECTION 4.7. INSURANCE. Maintain insurance customary for the business in which it is engaged and maintain all risk property insurance coverage covering the full replacement cost of the Collateral, together with general liability insurance, in each case, in form, substance, amounts, under agreements and with insurers acceptable to Lender.

SECTION 4.8. COOPERATION. Take such actions and execute and deliver to Lender such instruments and documents as Lender will request (including obtaining agreements from third parties as Lender deems necessary) to create, maintain, preserve and protect Lender’s first-priority security interest in the Collateral and Lender’s rights in the Collateral and to carry out the intent of this Agreement and the other Loan Documents.

ARTICLE V

NEGATIVE COVENANTS

Borrower covenants that so long as Lender remains committed to extend any other credit to Borrower, or any Obligations remain outstanding, Borrower will not, and Borrower will not allow any of its Subsidiaries to:

-6-

SECTION 5.1. USE OF FUNDS. Use any of the proceeds the Term Loans or any other credit extended under this Agreement for purposes other than (i) to repay in full, the outstanding principal, accrued interest, and accrued fees and expenses owing by Borrower under Borrower’s existing credit facility with Existing Lender, (ii) to pay Lender Expenses incurred in connection with this Agreement and the other Loan Documents, and (iii) thereafter, consistent with the terms of this Agreement, for working capital and general corporate purposes of Borrower and its Subsidiaries. The Borrower will not use the proceeds of any extension of credit to purchase or carry margin stock or for any other purpose that violates the terms of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness of Borrower or any Subsidiary, except (a) the Obligations and (b) Permitted Indebtedness. “Indebtedness” means the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several: (i) all obligations for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase or similar financing arrangement or for the deferred purchase price of property or services); (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a Lien on any asset of Borrower or any Subsidiary, whether or not such obligation or liability is assumed; (vi) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); (vii) all guaranties of the obligations of another Person. “Permitted Indebtedness” means (a) purchase money indebtedness incurred in connection with the financing of the purchase by Borrower or any Subsidiary of fixed assets (including capitalized leases) in an aggregate amount outstanding at any time not to exceed $500,000; (b) any debt incurred under the Factoring Agreement for a period not to exceed 45 days after the Closing Date; and (c) from and after 45 days following the Closing Date, any debt incurred under the Factoring Agreement in an amount not to exceed $250,000 in the aggregate at any one time outstanding.

SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS, TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS. Cause, permit, participate in or suffer to occur, any of the following: (a) merge with or consolidate with any other Person; (b) make any substantial change in the nature of Borrower’s or any Subsidiary’s business as conducted as of the Closing Date; (c) liquidate or dissolve Borrower’s business; (d) become a member or partner in a joint venture, partnership or limited liability company; (e) acquire all or substantially all of the assets of any other Person (or any division, business unit or line of business of any other entity), or acquire any assets outside the ordinary course of Borrower’s or any Subsidiary’s business; (f) sell, lease, transfer or otherwise dispose of any of Borrower’s or any Subsidiary’s assets, except for (i) the sale of inventory in the ordinary course of its business, (ii) the sale of accounts receivable pursuant to the Factoring Agreement in the ordinary course of business, or (iii) the sale of Borrower’s construction and field service business or assets related thereto; (h) create or acquire any new Subsidiary; or (i) liquidate, wind up, or dissolve itself or suspend or cease operation of a substantial portion of its business, except for the sale of the construction and field service business or assets related thereto.

SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser, accommodation endorser or otherwise for any liabilities or obligations of any other Person.

SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any investment in any Person, whether in the form of loans, advances, guarantees, capital contributions, or other investment (except (a) loans, advances, capital contributions and investments in the Guarantors and (b) additional other investments in amounts not to exceed an aggregate of $250,000 in any fiscal year, so long as not otherwise restricted or prohibited under any other section of this Agreement) or acquisition of Stock or Indebtedness of any Person.

-7-

SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash or any other property in respect of any stock in Borrower or redeem, retire, repurchase or otherwise acquire any Stock of Borrower, other than any redemption or repurchase by Borrower of restricted Stock of Borrower from employees or officers in the ordinary course of business and consistent with past practices.

SECTION 5.7. LIENS. Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of Borrower’s or any Subsidiary’s assets now owned or subsequently acquired, except (a) Liens in favor of Lender and (b) Permitted Liens. “Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or its income, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the above, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction. “Permitted Lien” means (a) Liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent; (b) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (c) Liens granted pursuant to the Factoring Agreement so long as such Lien only secures Permitted Indebtness created pursuant to the Factoring Agreement; and (d) purchase-money Liens or the interests of lessors under capital leases to the extent that such Liens or interests secure Permitted Indebtedness consisting of purchase-money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the cash proceeds, and (ii) such Lien only secures the purchase-money Indebtedness that was incurred to acquire the asset purchased or acquired.

SECTION 5.8. AGREEMENTS NOT TO ENCUMBER. Agree with any Person other than Lender not to grant or allow to exist a Lien upon any of its property, or covenant to any other Person that Borrower or any Subsidiary in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s or any Subsidiary’s property.

SECTION 5.9. AFFILIATE TRANSACTIONS. Directly or indirectly enter into, or permit to exist, any material transaction with any affiliate of Borrower or any Subsidiary, except for (a) transactions that are in the ordinary course of Borrower’s or any Subsidiary’s business, and are on fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) so long as it has been approved by Borrower’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of Borrower in the ordinary course of business and consistent with industry practice.

SECTION 5.10. ORGANIZATIONAL CHANGES. Change its name, chief executive office, principal residence, organizational documents, organizational identification number, state of organization, organizational identity or “location” as defined in Section 9-307 of the Code.

SECTION 5.11. CHANGE OF ACCOUNTING METHOD. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. EVENTS OF DEFAULT. The occurrence of any of the following will constitute an “Event of Default” under this Agreement:

(a) Borrower fails to pay when due any Obligation.

-8-

(b) Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made or deemed made by Borrower or any of its Subsidiaries under this Agreement or any other Loan Document proves to be incorrect, false or misleading in any material respect when furnished or made (or deemed made).

(c) Any default in the performance of or compliance with any obligation, covenant, agreement or other provision contained in this Agreement or in any other Loan Document (other than those specifically described elsewhere in this Section 6.1), or any other obligation of Borrower or any of its Subsidiaries to Lender, continues for a period of 15 days after receipt of notice of such default or non-compliance from Lender to Borrower.

(d) Borrower or any Guarantor becomes insolvent, or becomes the subject of an Insolvency Proceeding.

(e) There exists or occurs any of the following (each, a “Material Adverse Change”): (i) any event or condition that Lender in good faith believes impairs, or is likely to impair, the prospect of payment or performance by Borrower of any of the Obligations, or any Guarantor of its obligations, or (ii) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries (taken as a whole), or (iii) a material impairment of the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents or of Lender’s ability to enforce the Obligations or realize upon any of the Collateral in any material respect, or (iv) a material impairment of the enforceability or priority of Lender’s Liens with respect to any of the Collateral.

(f) The dissolution or liquidation of Borrower or any Guarantor if a corporation, limited liability company, partnership, joint venture or other type of entity; the death or incapacity of any Guarantor if an individual; Borrower or any Guarantor, or any of its directors, stockholders or members, takes action seeking to affect the dissolution or liquidation of Borrower or any Guarantor.

(g) Lender fails to have a first-priority security interest in the Collateral, subject to no other Liens except Permitted Liens.

(h) Any Guarantor repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty or under any other Loan Document to which it is a party.

SECTION 6.2. REMEDIES. Upon the occurrence and during the continuation of an Event of Default, Lender may (in each case under clause (a) or (b) by written notice to Borrower; provided that no such notice shall be required with respect to an Event of Default with respect to Borrower under Section 6.1(d)): (a) declare the Obligations immediately due and payable, at which time such Obligations shall be immediately due and payable and Borrower shall be obligated to immediately repay all of such Obligations in full, without presentment, demand, protest, notice of dishonor, or other notice of any kind or other requirement of any kind, all of which are hereby expressly waived by Borrower; (b) declare the obligations, if any, of Lender to make further extensions of credit under this Agreement and any of the Loan Documents terminated, at which time such obligations will immediately cease and terminate; and (c) exercise any or all rights, powers and remedies available under the Security Agreement and each of the other Loan Documents, or accorded by law or equity. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence and during the continuation of an Event of Default, and the same are cumulative and not exclusive, and will be in addition to any other rights, powers or remedies provided by law or equity. Upon the occurrence of any Default or Event of Default described in Section 6.1(d) with respect to Borrower, any obligation of Lender to provide any further extensions of credit hereunder shall automatically terminate and the Obligations shall automatically and immediately become due and payable.

-9-

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. CERTAIN DEFINITIONS. The following terms will have the following meanings:

“Bankruptcy Code” means Title 11 of the United States Code as in effect from time to time.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close under to the rules and regulations of the Federal Reserve System.

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Code” means the Texas Uniform Commercial Code, as in effect from time to time. To the extent that defined terms set forth in this Agreement have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code will control.

“Collateral” means all real and personal property in which Lender has been granted a security interest or Lien pursuant to the Security Agreement or any other Loan Document, together with any products and proceeds of the foregoing, including, without limitation, the “Collateral” as defined in the Security Agreement.

“Default” means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Period” has the meaning set forth in Section 1.2(b).

“Default Rate” has the meaning set forth in Section 1.2(b).

“Disposition” means the sale, assignment, transfer, license, lease (as lessor), exchange, or other disposition of any asset by any Person (including any sale and leaseback transaction), or the granting of any option or other right to do any of the foregoing.

“Employee Tax Retention Credit” means that certain federal tax credit authorized pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and granted to Borrower subject to compliance with the relevant conditions outlined in the CARES Act.

“ERISA” has the meaning set forth in Section 2.6.

“Event of Default” has the meaning set forth in Section 6.1.

“Existing Lender” shall have the meaning set forth in Section 3.1.

“Factoring Agreement” means that certain Accounts Receivable Purchase and Security Agreement dated as of March 14, 2023 by and between Borrower and FundThrough USA, Inc. for the factoring of accounts receivable by Borrower and its Subsidiaries.

-10-

“GAAP” has the meaning set forth in Section 2.4.

“Guarantor” means each of ENGlobal U.S., Inc., a Texas corporation, ENGlobal Government Services, Inc., a Texas corporation, and ENGlobal Technologies, LLC, a Texas limited liability company.

“Guaranty” means the Guaranty in favor of Lender executed and delivered by the Guarantors.

“Indebtedness” has the meaning set forth in Section 5.2.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” has the meaning set forth in Section 7.4.

“Lien” has the meaning set forth in Section 5.7.

“Loan Documents” means this Agreement, the Security Agreement, the Guaranty, instrument, agreement and other document required by this Agreement or at any time entered into or delivered to Lender in connection with this Agreement and the Term Loans.

“Material Adverse Change” has the meaning set forth in Section 6.1(e).

“Maturity Date” has the meaning set forth in Section 1.3(a).

“Net Proceeds” means (a) with respect to any Disposition of any asset by any Person, the aggregate amount of cash from such Disposition received by, or paid to or for the account of, such Person, net of (i) out-of-pocket costs, fees, and expenses, and (ii) amounts applied upon the closing of such Disposition to repay Indebtedness secured by a Permitted Lien on such asset, and (b) with respect to the issuance of equity securities, debt securities, subordinated debt, or similar instruments, or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection with such issuance.

“Obligations” means (a) the Term Loans, debts, principal, interest (including any interest that accrues after the beginning of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to letters of credit (irrespective of whether contingent), premiums, liabilities, obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrower under or evidenced by this Agreement or any of the other Loan Documents or otherwise owing to Lender under any other present or future document, instrument or agreement, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Any reference in this Agreement or in the Loan Documents to the Obligations will include all or any portion of the Obligations and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.

-11-

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Pass-Through Tax Liabilities” means the amount of state and federal income tax paid or to be paid by the owner of any Stock in Borrower on taxable income earned by Borrower and attributable to such owner as a result of Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any equity owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such owners from or through Borrower.

“Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Permitted Indebtedness” has the meaning set forth in Section 5.2.

“Permitted Lien” has the meaning set forth in Section 5.7.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and their political subdivisions.

“Plan” has the meaning set forth in Section 2.6.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Agreement” has the meaning set forth in Section 1.4.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other equity security.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company or other entity. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

“Taxes” has the meaning set forth in Section 7.5.

“Term Loan A” has the meaning set forth in Section 1.1(a).

“Term Loan B” has the meaning set forth in Section 1.1(b).

“Term Loans” has the meaning set forth in Section 1.1(b).

“Termination Date” has the meaning set forth in Section 1.3(a).

-12-

SECTION 7.2. NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents will affect or operate as a waiver of such right, power or remedy; nor will any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default (including any Default or Event of Default) under any of the Loan Documents must be in writing and will be effective only to the extent set forth in such writing.

SECTION 7.3. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the address of such party set forth below each party’s name on the signature page of this Agreement or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand will be deemed given or made as follows: (a) if sent by hand delivery or overnight courier, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; (c) if sent by telecopy, upon receipt; and (d) if sent by electronic mail, upon sender’s receipt of an acknowledgment from the intended recipient (such as by “return receipt requested” function, as available, return email or other written acknowledgment).

SECTION 7.4. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower will pay to Lender immediately upon demand the full amount of the following (collectively, “Lender Expenses”): all payments, advances, charges, costs and expenses, including without limitation reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel), appraisal fees, consultant fees, audit fees, and exam fees expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, perfection of Lender’s Liens in the Collateral, Lender’s continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments, waivers or other agreements, instruments or documents relating to this Agreement or the other Loan Documents, or in connection with any “workout” or restructuring, (b) the enforcement of Lender’s rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to Borrower or any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the above incurred in connection with any Insolvency Proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other Person) relating to Borrower or any other Person and (d) any of the Collateral and other examinations, appraisals, evaluations, audits and inspections. Borrower’s obligations set forth in this Section 7.4 will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

SECTION 7.5. TAXES. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any jurisdiction or by any political subdivision or taxing authority and all related interest, penalties or similar liabilities (collectively, “Taxes”) and in the event any deduction or withholding of such Taxes is required, Borrower agrees to pay the full amount of such Taxes.

-13-

SECTION 7.6. GENERAL. This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that Borrower may not assign or transfer any of its interests, rights or obligations under this Agreement without Lender’s prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by each party to this Agreement. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person will be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents. If any provision of this Agreement or any other Loan Document will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement or the other Loan Documents. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all of which when taken together will constitute one and the same Agreement. If more than one, the liability of each Borrower under this Agreement will be joint and several. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement and any party’s failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

SECTION 7.7. INDEMNITY. Borrower indemnifies Lender and its Subsidiaries, directors, officers, employees, representatives, agents, and attorneys, and holds them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, this Agreement, any of the Loan Documents, or the Collateral or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower, the Obligations or the Collateral; provided that this indemnity will not extend to damages that a court of competent jurisdiction finally determines in a non-appealable judgment to have been caused by the indemnitee’s own gross negligence or willful misconduct. Regardless of any provision in this Agreement to the contrary, the indemnity agreement set forth in this section will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

SECTION 7.8. GOVERNING LAW. The validity of this Agreement and the other Loan Documents (unless otherwise expressly provided in such Loan Document) and the construction, interpretation, and enforcement of this Agreement and the other Loan Documents, and the rights of the parties, as well as all claims, controversies or disputes arising under or related to this Agreement and the other Loan Documents will be determined under, governed by and construed in accordance with the laws of the State of Texas without regard conflicts of laws principles.

SECTION 7.9. CONSEQUENTIAL DAMAGES. No claim may be made by Borrower against Lender, or any Subsidiary, director, officer, employee, representative, agent, attorney or attorney-in-fact of any of them for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract or other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document or any related act, omission, or event, and Borrower waives, releases, and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 7.10. SAVINGS CLAUSE. If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.

-14-

SECTION 7.11. CONFIDENTIALITY. Lender agrees that material, non-public information regarding Borrower, its Subsidiaries, its operations, assets, and existing and contemplated business plans will be treated by Lender in a confidential manner, and will not be disclosed by Lender to Persons who are not parties to this Agreement, except (i) to Lender’s attorneys, representatives, agents and other advisors and to officers, directors and employees of Lender, (ii) as required by law or by any court, governmental or regulatory authority, (iii) as agreed by Borrower, (iv) if such information becomes generally available to the public, (v) in connection with the assignment, participation or pledge of Lender’s interest in this Agreement, (vi) to equity owners of Borrower, and (vii) in connection with any litigation or adversary proceeding involving claims related to this Agreement or the exercise by Lender of any right or remedy under this Agreement, any other Loan Document or at law.

SECTION 7.12. PATRIOT ACT NOTICE. Lender notifies Borrower and Guarantors that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower and Guarantors, which information includes the name and address of Borrower and Guarantors and other information that will allow Lender to identify Borrower and Guarantors in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and Guarantors, and (b) OFAC/PEP searches and customary individual background checks of Borrower’s and Guarantors’ senior management and key principals, and Borrower and Guarantors agree to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall constitute Lender Expenses.

SECTION 7.13. JURISDICTION. All actions or proceedings arising in connection with this Agreement and the other Loan Documents may be tried and litigated in the State of Texas and, to the extent permitted by applicable law, federal courts located in the City of Houston and the County of Harris, State of Texas; provided that any suit seeking enforcement against any Collateral or other property may be brought, at Lender’s option, in the courts of any jurisdiction where Lender elects to bring such action or where such Collateral or other property may be found. Borrower and Lender waive, to the extent permitted under applicable law, any right they may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 7.13.

SECTION 7.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGE FOLLOWS]

-15-

The parties have caused this Agreement to be executed as of the date first written above.

LENDER:

ALLIANCE 2000, LTD. a Texas limited partnership

/s/ William A. Coskey
William A. Coskey, President BHC Management Corp., General Ptr. Alliance 2000, Ltd.

Signature Page to Credit Agreement

-16-

BORROWER:

ENGLOBAL CORPORATION a Nevada corporation

/s/Darren Spriggs
Darren Spriggs, Chief Financial Officer

Signature Page to Credit Agreement

-17-

SCHEDULE A TO CREDIT AGREEMENT

FINANCIAL STATEMENTS

as soon as available, but within 45 days after the end of each quarter an unaudited balance sheet, income statement, statement of cash flow, and statement of owner’s equity with respect to the Borrower on a consolidated basis during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management; and

as soon as available, but within 120 days after the end of each fiscal year financial statements of Borrower on a consolidated basis for such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender, prepared in accordance with GAAP, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of owner’s equity and, if prepared, such accountants’ letter to management); and

as soon as available, but 30 days before the start of each of Borrower’s fiscal years,

copies of Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, (c) availability projections, and (d) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, in form and substance satisfactory to Lender, in its sole discretion, for the next fiscal year, on a monthly basis, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of the Borrower during the period covered.

on request of Lender	such other information as Lender may request in its sole discretion

Schedule A

-18-